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                                                                    EXHIBIT 4.15
                                      HAWK
                                     [LOGO]



January 1, 1997


Mr. Norman C. Harbert
     and Mr. Ronald E. Weinberg
c/o Hawk Corporation
200 Public Square, Suite 29-2500
Cleveland, Ohio  44114-2301

Byron S. Krantz, Esq.
c/o Kohrman Jackson & Krantz P.L.L.
One Cleveland Center, 20th Floor
Cleveland, Ohio  44114

Mr. Dan T. Moore, III
c/o Dan T. Moore Company
127 Public Square, Suite 3010
Cleveland, Ohio  44114


         Re:      AMENDMENT OF STOCKHOLDER'S AGREEMENT


Gentlemen:

         This letter will further amend that certain Stockholder's Agreement, dated as of June 6, 1991 and amended as of November 1, 1996, by and among Hawk Corporation, a Delaware corporation that is the successor-by-merger of Hawk Holding Corp. ("Hawk"), Norman C. Harbert, Ronald E. Weinberg and Dan T. Moore, III (the "Agreement"), in order to facilitate the exchange by Hawk of all of its outstanding 10 1/4% Senior Notes due 2003 for Series B 10 1/4% Senior Notes due 2003 (the "Exchange Offer"). This amendment shall be effective only upon the consummation of the Exchange Offer. Unless otherwise provided herein or the context requires otherwise, capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement.

         1. The first sentence of Section 5(A) of the Agreement is amended and restated as follows:

         "Effective upon the sixth anniversary of the date of this Agreement and continuing for a twenty-four month period thereafter, Stockholder shall have the right, at his option, to demand the purchase by the Principal Stockholders (the "Put") of all, but not less than all, of the Stock of Hawk owned of record or beneficially by Stockholder (the "Put Shares"), upon the terms and conditions set forth in this Paragraph 5."


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Mr. Norman C. Harbert
Mr. Ronald E. Weinberg
Mr. Dan T. Moore, III
January 1, 1997
Page 2
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         2. Section 5(B) of the Agreement is hereby amended and restated as follows:

                  "B. In order to exercise the Put, Stockholder shall provide written notice of such exercise to the Principal Stockholders of his desire to do so, which notice must be sent to the Principal Stockholders in accordance with Paragraph 8 (the "Put Notice")."

         3. Section 5(C) of the Agreement is hereby amended and restated as follows:

                  "C. The per share purchase price to be paid by the Principal Stockholders for each of the Put Shares ("Put Purchase Price") shall be an amount equal to (i) the "Hawk Purchase Price" (as hereinafter defined), multiplied by (ii) the result obtained by dividing (a) the number of shares of Stock then owned by Stockholder by (b) the total number of shares of Stock then outstanding on a fully diluted basis, including shares issuable upon the exercise of all outstanding warrants to purchase Stock. The "Aggregate Purchase Price" shall be an amount equal to the product obtained by multiplying the Put Purchase Price by the amount of Put Shares being sold.

                  The "Hawk Purchase Price" shall be an amount (as of the most recently completed twelve-month period ended December 31) equal to the difference between (i) the product obtained by multiplying eight and one-half (8.5) by the "EBDIT" of Hawk (earnings before depreciation and amortization, interest and income taxes), and (ii) the sum of debt, preferred stock and accrued preferred stock dividends reduced by warrant exercise proceeds and cash."

         4. The first clause of Section 5(D) of the Agreement is hereby amended and restated as follows:

         "The Aggregate Purchase Price shall be paid by the Principal Stockholders as follows:"

         5. Section 5(E) of the Agreement is hereby amended and restated as follows:

                  "E. In the event of the exercise of the Put by Stockholder, each of the Principal Stockholders shall purchase such portion of the Put Shares, and pay such portion of the Aggregate Purchase Price, as is equal to the proportion that the number of shares of Common Stock, par value $0.01 per share ("Common Stock"), of Hawk that is legally or beneficially owned by such Principal Stockholder bears to the total number of shares of Common Stock of Stock that are legally or beneficially owned by all of the Principal Stockholders."

         6. Section 5(F) of the Agreement is hereby deleted in its entirety.


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Mr. Norman C. Harbert
Mr. Ronald E. Weinberg
Mr. Dan T. Moore, III
January 1, 1997
Page 3
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         7. The address of Hawk and the Principal Stockholders set forth in
Section 8 of the Agreement is hereby amended and restated as follows:

            "If to Hawk or the          Hawk Corporation
            Principal Stockholders:     Suite 30-5000
                                        200 Public Square
                                        Cleveland, Ohio  44114
                                        Attn:  Ronald E. Weinberg"

         Please acknowledge the foregoing by signing the enclosed copy of this letter below and returning it to me in the enclosed envelope as soon as possible.

                                        Very truly yours,

                                        HAWK CORPORATION


                                        By: /s/ Norman C. Harbert
                                           -----------------------------
                                        Its:  Chairman

Enclosure


ACKNOWLEDGED AND AGREED:


 /s/ Norman C. Harbert
-----------------------------------
Norman C. Harbert


 /s/ Ronald E. Weinberg
-----------------------------------
Ronald E. Weinberg


 /s/ Byron S. Krantz
-----------------------------------
Byron S. Krantz


 /s/ Dan T. Moore, III
-----------------------------------
Dan T. Moore, III